Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST CLOSES ON $18.2 MILLION
LOAN ON FOUR SEASONS NEVIS, WEST INDIES
Transaction Highlights:
◆ Continued Momentum in Lending Program Leads to First International Opportunity
◆ Interest Rate at LIBOR plus 900 basis points
◆ Investment in the Capital Structure is approximately 65% to 76% loan to value
DALLAS — (December 19, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the purchase of an $18.2 million, three-year junior first mortgage loan participation on the Four Seasons Nevis, West Indies.
Ashford’s U.S. dollar denominated loan participation bears interest at a rate of LIBOR plus 900 basis points for a term of three years with two one-year extension options. The $18.2 million loan was acquired by Ashford from Calyon New York Branch, the originator of the first mortgage loan in the aggregate principal amount of $126.7 million. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.11x and Ashford’s investment in the capital structure is approximately 65% to 76% loan to value. The hotel is owned by Hotel Equity Fund V, an affiliate of Maritz, Wolff & Co., and managed by Four Seasons.
The Four Seasons Nevis opened in 1991 and has 196 rooms, 8,800 square feet of meeting space and three food and beverage facilities on 345 acres. The hotel also offers a Robert Trent Jones II 18-hole golf course, 10 tennis courts and a new 12,000-square-foot full-service spa and health club. Named first in the Caribbean and 42nd in the world by Travel & Leisure magazine, the Four Seasons Nevis is the only AAA 5-Diamond resort in the Caribbean.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “As we have continued to sustain considerable momentum in our hotel lending program, we have developed key relationships among other active hotel lenders and a reputation for offering a broad range of creative financing options for borrowers and lenders alike. Although our hotel investment and lending has focused exclusively on domestic markets until now, we have long believed that we could selectively pursue new opportunities in the international arena with the right sponsorship and brand. The Four Seasons Nevis is a high profile trophy asset in an irreplaceable location with tremendous management and sponsorship. This investment offers very attractive pricing for the placement in the overall capital structure, and we are pleased to make our first international investment with a lineup that includes Calyon, Maritz, Wolff & Co. and Four Seasons.”
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254     Phone: (972) 490-9600

AHT Closes on $18.2 Million Loan on Four Seasons Nevis

December 19, 2005
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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